SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported): November 14, 2008

BATTERY CONTROL CORP.
 (Exact Name Of Registrant As Specified In Charter)

DELAWARE	333-148664	98-0533882
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Commission File No.)	(IRS Employee Identification No.)

20 a Sharei Torah Street
Jerusalem
Israel
 (Address Of Principal Executive Offices)

Phone number 9722-6432875
Fax number 9723-6138781
 (Issuer Telephone Number)

(Former Name Or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 5 -- Corporate Governance and Management

Item 5.01 Changes In Control Of Registrant.

On November 14, 2008, Yaffa Zwebner and Nachom Kiper, the holders of a total of 1,500,000 shares of common stock of the company, respectively, which is the majority of shares of the Company, sold a total of 3,000,000 shares of common stock of the Company (the “Share Purchase”), for a total purchase price of $600,000. Central African Holdings and George Shen, who has a proxy to vote the shares of Central African Holdings, became the majority shareholders as set forth below. The Consideration for the purchase was general funds of the Buyers.

The table below sets forth information with respect to the beneficial ownership of the Company's Common Stock by (i) each person who is known to the Company to be the beneficial owner of more than five percent (5%) of the Company's common stock, (ii) all directors and nominees, (iii) each executive officer, and (iv) all directors and executive officers as a group, in effect after the effectiveness of the Stock Purchase Agreement and taking into account the forward split of 5 new shares for each one old share of common stock.

Unless otherwise indicated, the Company believes that the beneficial owner has sole voting and investment power over such shares. The Company does not believe that any other stockholders act as a “group”, as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. As of December 1, 2008, the Company had issued and outstanding 5,000,000 shares of Common Stock.

The following table sets forth certain information concerning the ownership of the Common Stock by (a) each person who, to the best of our knowledge, beneficially owned on that date more than 5% of our outstanding common stock, (b) each of our Directors and executive officers and (c) all current Directors and executive officers as a group. The following table is based upon an aggregate of 25,000,000 shares of our common stock outstanding as of December 1, 2008, and taking into account the forward split of 5 new shares for each one old share of common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned or Right to Direct Vote (1)	Percent of Common Stock Beneficially Owned or Right to Direct Vote (1)
Central African Holdings	7,500,000	30%
George Shen	3,102,750	12.4%

Item 5.02 Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.

Resignation of Officer/Director
Mr. Nocham Kiper resigned on November 21, 2008, as a member of the Company’s Board of Directors and as the Company’s Chief Executive Officer and President. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Kiper does not have an employment agreement with the Company.

Yaffa Zwebner remains a Director of the Company and has assumed the position of Secretary.

The Executive Officer and Director resigning has stated in his resignation letter that his resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company’s operations, policies or practices. The Director resigning does not indicate that he has any dispute or disagreement relating to the Company’s operations, policies or practices.

Each resigning Executive Officer has been provided a copy of his disclosure, no less than the day the Registrant is filing the disclosure with the Commission. Each Executive Officer will be given an opportunity to furnish the Registrant a letter or response, that he agrees with the statements made by the Registrant in this Section 5.02, and if not, stating the respects in which he does not agree.

Appointment of Officer/Director
Mr. George C. Shen was appointed as a member of the Company’s Board of Directors and as the Company’s Chairman and Chief Executive Officer, effective November 17, 2008.

Mr. Shen has extensive management experience, most recently as founder and Chief Executive Officer of Spectra Resources, a company specializing in the procurement and development of natural resources in emerging countries for principally Asian markets. Prior to founding Spectra Resources, Mr. Shen was an independent consultant representing such companies as Clarion Communications, Hiller Aircrafts, Davis Petroleum and Royal Energy.

Mr. Shen has acquired unique insight into Africa from his experience with Spectra Resources and previously, from 1990 - 1992, when he worked as the Chief Operating Officer of Southern Cross Apparel in Southern Africa. During that turbulent period, after Mr. Nelson Mandela was first released, few factories were operating normally, and Mr. Shen implemented a relocation plan, and oversaw the development and implementation of the Company's business plan, including all facets of the Company's operations and the recruitment and training of 800 employees.

Mr. Shen has served in the United States Marine Corps, receiving numerous citations and awards, and after Sept. 11, he voluntarily returned to service by enlisting in the California Guard.

Mr. Shen received his Bachelor of Arts from Chapman University, his M.B.A from Central China Normal University, and is presently completing his studies for a J.D. and an L.L.M.

Section 8 -- Other Events

Item 8.01 Other Events

The Company has completed a forward split 5 for 1 stock dividend effective December 1, 2008.

The 5 for 1 stock dividend will be mailed directly to shareholders without any further action on their part.

As a result of the aforementioned forward stock split there are a total of 25,000,000 shares issued and outstanding.

Section 9 -- Financial Statement And Exhibits

Item 9.01 Financial Statement And Exhibits.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information
Not applicable.
(c)	Exhibits.
17.1 Resignation Letter of Nocham Kiper, dated November 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BATTERY CONTROL CORP.

By:	/s/ George C. Shen
George C. Shen President Dated: December 3, 2008